Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

North America Display and Semiconductor Wafer Fab Revenues Grow Versus Q4 FY19

Q4 and FY20 Highlights

•	Net sales of $37.4 million were down 11.4% from last year’s fourth quarter, primarily due to the COVID-19 impact on all three of our strategic business units.
•	Sales increased for Canvys display solutions in North America and Semiconductor Wafer Fabrication equipment products in the fourth quarter of fiscal 2020.
•	Gross margin increased to 30.4% of net sales versus 29.7% of net sales in the prior year’s fourth quarter due to an improved product mix and manufacturing efficiencies for PMT.
•	Operating expenses increased $0.1 million to $12.7 million compared to the prior year’s fourth quarter.
•	Operating loss was $1.3 million compared to an operating loss of $6.4 million in last year’s fourth quarter, which included a non-cash goodwill impairment charge of $6.3 million.
•	Net sales for fiscal 2020 were $155.9 million, compared to $166.7 million in fiscal 2019, or a decrease of 6.5%.
•	Operating loss for fiscal 2020 was $1.7 million, as compared to $6.8 million, inclusive of the goodwill impairment charge, in fiscal 2019.
•

Cash and investments were $46.5 million as of May 30, 2020 versus $43.9 million at the end of the third quarter of this fiscal year and $50.0 million as of June 1, 2019. The use of cash reflects an improvement in cash from operations and lower capital expenditures in fiscal 2020.

LaFox, IL, JULY 22, 2020: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended May 30, 2020. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2020 decreased 11.4% to $37.4 million compared to net sales of $42.2 million in the prior year’s fourth quarter primarily due to COVID-19 and its impact on demand. Richardson Electronics is an “essential business” and continued operating its manufacturing and distribution businesses on a global basis throughout the pandemic under strict safety guidelines. Sales of specialty products for semiconductor wafer fab equipment increased from last year’s fourth quarter, although overall PMT sales decreased $2.7 million or 8.6%. Canvys sales decreased by $0.8 million or 10.2% due to lower sales to medical OEMs in its European market, partially offset by higher North

American sales. Richardson Healthcare sales decreased $1.3 million or 47.2% due to hospital closures, restrictions on non-emergency procedures, and many people postponing care during shelter in place orders to help stop the spread of the virus. Reduced sales of refurbished CT systems in Latin America also contributed to the revenue decline.

Gross margin increased to 30.4% of net sales during the fourth quarter of fiscal 2020 compared to 29.7% of net sales during the fourth quarter of fiscal 2019 due to a favorable product mix and improved manufacturing efficiencies in PMT. PMT margin increased to 33.2% from 30.3%. Canvys margin as a percent of net sales decreased from 32.1% to 31.0% and Healthcare margin as a percent of net sales was minus 28.6% in the fourth quarter of fiscal 2020 due to higher manufacturing under absorption, scrap and inventory reserve costs related to tube development and production improvements on significantly lower net sales.

Operating expenses were $12.7 million in the fourth quarter of fiscal 2020 compared to $12.5 million in the fourth quarter of fiscal 2019. The increase in operating expenses resulted from higher salaries and severance expenses, partially offset by lower travel and IT expenses.

As a result, the Company reported an operating loss of $1.3 million for the fourth quarter of fiscal 2020 compared to an operating loss of $6.4 million in the prior year’s fourth quarter, which included a non-cash goodwill impairment of $6.3 million. Other income for the fourth quarter of fiscal 2020, including interest income and foreign exchange, was $0.2 million, compared to other income of $0.3 million in the fourth quarter of fiscal 2019.

The income tax provision of $0.2 million for the fourth quarter of fiscal 2020 reflected a provision for foreign income taxes, which was lower than the prior year’s fourth quarter provision and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. Net loss for the fourth quarter of fiscal 2020 was $1.3 million compared to a net loss of $6.4 million in the fourth quarter of fiscal 2019.

“While our overall results were negatively impacted by the coronavirus, the Richardson team demonstrated its resourcefulness and resilience through superior support to our customers and suppliers. We were pleased to see continued sales growth in Canvys North America and in semiconductor wafer fab equipment specialty products,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Given the ever changing situation in the global economy, we will continue to closely manage expenses and cash flow. It is difficult to predict what the new ‘normal’ will look like, but I am convinced our business will be stronger with the ongoing investments we are making in our growth initiatives,” he concluded.

Fiscal 2020 Results

Net sales for fiscal 2020 were $155.9 million, a decrease of 6.5% compared to net sales of $166.7 million for fiscal 2019. Sales decreased by $10.4 million or 8.1% for PMT, but increased by $0.9 million or 3.4% for Canvys. Sales for Richardson Healthcare decreased by $1.3 million or 13.2% due to lower sales in the fourth quarter of fiscal 2020 resulting from the impact of the coronavirus.

Gross profit decreased to $49.7 million for fiscal 2020, compared to $51.7 million for fiscal 2019. As a percentage of net sales, gross margin increased to 31.9% of net sales for fiscal 2020, compared to 31.0% of net sales for fiscal 2019, primarily due to a favorable product mix and improved manufacturing efficiencies for PMT.

Operating expenses decreased to $51.3 million for fiscal 2020, compared to $52.2 million for fiscal 2019. The decrease was due to lower travel, severance, legal and IT expenses, partially offset by higher employee compensation expenses. Throughout the pandemic, the Company decided to support its employees through regular merit increases and incentive plans, and by avoiding layoffs or furloughs.

Operating loss for fiscal 2020 was $1.7 million, as compared to an operating loss of $6.8 million, inclusive of the non-cash goodwill impairment, in fiscal 2019. Other income in fiscal 2020, including interest income and foreign exchange, was $0.4 million, versus $0.5 million in fiscal 2019.

The income tax provision of $0.6 million for fiscal 2020 reflected a provision for foreign income taxes, which was lower than in the prior year and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. Net loss for fiscal 2020 was $1.8 million, compared to a net loss of $7.3 million for fiscal 2019.

CASH DIVIDEND AND POSITION

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 27, 2020, to common stockholders of record as of August 6, 2020.

Cash and investments at the end of fiscal 2020 were $46.5 million compared to $43.9 million at the end of the third quarter of fiscal 2020 and $50.0 million at the end of fiscal 2019. The Company spent $0.5 million during the quarter on capital expenditures primarily related to our LaFox manufacturing and Healthcare businesses as well as our IT System, versus $0.7 million during the fourth quarter of fiscal 2019. Total capital expenditures in fiscal 2020 were $1.8 million compared to $3.9 million in fiscal 2019.

CONFERENCE CALL INFORMATION

On Thursday, July 23, 2020, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and fiscal year 2020 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 2958443 approximately five minutes prior to the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CDT on July 23, 2020, for seven days.  The telephone number for the replay is (800) 585-8367; Conference ID: 2958443.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2019 and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 30, 2020	June 1, 2019
Assets
Current assets:
Cash and cash equivalents	$30,535	$42,019
Accounts receivable, less allowance of $334 and $339, respectively	20,197	24,296
Inventories, net	57,492	53,232
Prepaid expenses and other assets	2,442	3,067
Investments - current	16,000	8,000
Total current assets	126,666	130,614
Non-current assets:
Property, plant and equipment, net	17,674	19,111
Intangible assets, net	2,505	2,763
Lease ROU asset	3,419	—
Non-current deferred income taxes	456	529
Total non-current assets	24,054	22,403
Total assets	$150,720	$153,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,372	$16,943
Accrued liabilities	10,324	11,273
Lease liability current	1,485	—
Total current liabilities	29,181	28,216
Non-current liabilities:
Non-current deferred income tax liabilities	161	212
Lease liability non-current	1,941	—
Other non-current liabilities	777	832
Total non-current liabilities	2,879	1,044
Total liabilities	32,060	29,260

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,038 shares at May 30, 2020 and 10,957 shares at June 1, 2019	552	547
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at May 30, 2020 and 2,097 shares at June 1, 2019	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	61,749	61,012
Retained earnings	54,764	59,703
Accumulated other comprehensive income	1,490	2,390
Total stockholders’ equity	118,660	123,757
Total liabilities and stockholders’ equity	$150,720	$153,017

Richardson Electronics, Ltd.
Consolidated Statements of Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 30, 2020	June 1, 2019	May 30, 2020	June 1, 2019
Statements of Comprehensive Loss
Net sales	$37,362	$42,163	$155,898	$166,652
Cost of sales	25,990	29,651	106,225	114,917
Gross profit	11,372	12,512	49,673	51,735
Selling, general and administrative expenses	12,660	12,535	51,327	52,156
Impairment of goodwill	—	6,332	—	6,332
Loss on disposal of assets	2	23	3	23
Operating loss	(1,290)	(6,378)	(1,657)	(6,776)
Other (income) expense:
Investment/interest income	(37)	(138)	(377)	(540)
Foreign exchange (gain) loss	(132)	(121)	(15)	84
Other, net	(27)	(5)	(51)	(9)
Total other income	(196)	(264)	(443)	(465)
Loss before income taxes	(1,094)	(6,114)	(1,214)	(6,311)
Income tax provision	186	263	624	1,017
Net loss	(1,280)	(6,377)	(1,838)	(7,328)
Foreign currency translation loss, net of tax	(346)	(736)	(900)	(1,976)
Comprehensive loss	$(1,626)	$(7,113)	$(2,738)	$(9,304)
Net loss per share
Common shares - Basic	$(0.10)	$(0.50)	$(0.14)	$(0.57)
Class B common shares - Basic:	$(0.09)	$(0.44)	$(0.13)	$(0.51)
Common shares - Diluted	$(0.10)	$(0.50)	$(0.14)	$(0.57)
Class B common shares - Diluted:	$(0.09)	$(0.44)	$(0.13)	$(0.51)
Weighted average number of shares:
Common shares - Basic	11,038	10,957	11,026	10,923
Class B common shares - Basic	2,097	2,097	2,097	2,106
Common shares - Diluted	11,038	10,957	11,026	10,923
Class B common shares - Diluted	2,097	2,097	2,097	2,106
Dividends per common share	$0.060	$0.060	$0.240	$0.240
Dividends per Class B common share	$0.054	$0.054	$0.220	$0.220

Richardson Electronics, Ltd.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	May 30, 2020	June 1, 2019
Operating activities:
Net loss	$(1,838)	$(7,328)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	3,386	3,173
Inventory provisions	1,013	1,076
Loss on disposal of assets	3	23
Share-based compensation expense	683	697
Deferred income taxes	(7)	315
Impairment of goodwill	—	6,332
Change in assets and liabilities:
Accounts receivable	3,895	(2,030)
Inventories	(5,452)	(4,242)
Prepaid expenses and other assets	620	622
Accounts payable	631	(2,424)
Accrued liabilities	(889)	1,097
Other	(122)	126
Net cash provided by (used in) operating activities	1,923	(2,563)
Investing activities:
Capital expenditures	(1,776)	(3,874)
Proceeds from maturity of investments	21,000	9,800
Purchases of investments	(29,000)	(17,800)
Net cash used in investing activities	(9,776)	(11,874)
Financing activities:
Payment of financing lease principal	(166)	—
Proceeds from issuance of common stock	59	259
Cash dividends paid on Common and Class B Common shares	(3,101)	(3,076)
Net cash used in financing activities	(3,208)	(2,817)
Effect of exchange rate changes on cash and cash equivalents	(423)	(1,192)
Decrease in cash and cash equivalents	(11,484)	(18,446)
Cash and cash equivalents at beginning of period	42,019	60,465
Cash and cash equivalents at end of period	$30,535	$42,019

Richardson Electronics, Ltd.
Net Sales and Gross Profit
For the Fourth Quarter and Fiscal 2020 and Fiscal 2019
($ in thousands)

By Strategic Business Unit:

Net Sales
	Q4 FY 2020		Q4 FY 2019	% Change
PMT	$29,322		$32,080	-8.6%
Canvys	6,593		7,343	-10.2%
Healthcare	1,447		2,740	-47.2%
Total	$37,362		$42,163	-11.4%

	YTD FY 2020		YTD FY 2019	% Change
PMT	$118,480		$128,902	-8.1%
Canvys	28,926		27,968	3.4%
Healthcare	8,492		9,782	-13.2%
Total	$155,898		$166,652	-6.5%

Gross Profit
	Q4 FY 2020	% of Net Sales	Q4 FY 2019	% of Net Sales
PMT	$9,741	33.2%	$9,734	30.3%
Canvys	2,045	31.0%	2,359	32.1%
Healthcare	(414)	-28.6%	419	15.3%
Total	$11,372	30.4%	$12,512	29.7%

	YTD FY 2020	% of Net Sales	YTD FY 2019	% of Net Sales
PMT	$38,288	32.3%	$40,254	31.2%
Canvys	9,313	32.2%	9,085	32.5%
Healthcare	2,072	24.4%	2,396	24.5%
Total	$49,673	31.9%	$51,735	31.0%